Exhibit 10.1
SETTLEMENT AGREEMENT AND RELEASE
On this 16th day of August, 2011, came Sports Immortals, Inc., Joel Platt, Jim Platt, and their counsel; and Premier Exhibitions, Inc. and its counsel and have agreed to settle all claims and disputes between them, including those in the Amended Complaint and Counterclaim in Case No. 50-2009-CA-023728 on the following terms:
1. Premier shall pay to plaintiffs collectively or individually the total sum of $950,000, to be paid as follows: $475,000 within 14 days and $475,000 one year from this date, for damages with the most favorable tax consequences for plaintiffs.
2. The plaintiffs will dismiss with prejudice all claims in the above lawsuit, and Premier will dismiss with prejudice its Counterclaims.
3. The parties hereby release all claims they have against each other existing up through this date, and will not make any disparaging comments about each other, or any communications to state or federal agencies.
4. Each party will bear their own costs and attorneys’ fees.
5. The terms and conditions of this settlement will be further memorialized and set forth in a subsequent agreement, but this document constitutes a binding settlement that may be enforced in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County or federal court for Palm Beach.
6. Parties will issue a mutually acceptable press release, saying the matter has been settled to their mutual satisfaction. The terms and conditions of the settlement will otherwise be confidential, except as needed for tax purposes.
7. The 60,000 warrants of Premier stock issued to Joel Platt and Jim Platt will be exercised by them at a strike price of $1.82 per warrant.

/s/ Joel Platt
Joel Platt

/s/ Jim Platt
Jim Platt

SPORTS IMMORTALS, INC.
By	/s/ Joel Platt
Joel Platt

PREMIER EXHIBITIONS, INC.
By	/s/ Robert W. McFarland
by Counsel Robert W. McFarland, with Authority
to sign for Premier